Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2010 FIRST QUARTER RESULTS

White Plains, New York – May 3, 2010 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the first quarter ended March 31, 2010 of $7.3 million, or $0.33 per diluted share.

In contrast, for the first quarter of 2009, the Company reported a net loss of $36.7 million, or ($1.70) per diluted share, including a non-cash charge for goodwill impairment of $29.4 million, net of taxes, or ($1.36) per diluted share. Also in the 2009 first quarter, due to the unprecedented conditions in the RV and manufactured housing industries, the Company incurred $4.9 million of extra pre-tax expenses which reduced after-tax results by $3.0 million, or $0.14 per diluted share.

Net sales in the 2010 first quarter were $146 million, more than double the $71 million of net sales in the first quarter of 2009. This sales increase was largely the result of a 99 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, partially offset by an estimated 3 percent decline in industry-wide production of manufactured homes. In addition, primarily as a result of new products, market share gains, and acquisitions, the Company’s product content for travel trailers and fifth-wheel RVs in the 2010 first quarter increased substantially compared to the same period in 2009.

“We are very pleased with our first quarter results,” said Fred Zinn, Drew’s President and CEO, “and we are encouraged by the continuing high production levels throughout the RV industry. Sales continued to be strong in April 2010, reaching approximately $57 million, more than 75 percent above last April. On the other hand, we still face difficult challenges due to the impact on our industries of continuing tight credit markets and high unemployment, as well as very significant increases in our raw material costs. To help offset these higher raw material costs, we are in the process of implementing sales price increases with customers.”

Compared to the latter part of 2009, higher raw material costs added nearly $3 million to cost of sales in the first quarter, and will have a more pronounced impact on future cost of sales. “Steel, aluminum and thermoplastic prices have increased as much as 50 percent since late 2009, depending on the type of commodity, and there continues to be upward price pressure on several of our other raw materials,” said Jason Lippert, President and CEO of Drew’s subsidiaries, Lippert Components and Kinro. “Based on the announced steel prices for June 2010 and current prices for other raw materials, our annualized raw material costs would increase approximately $25 million to $30 million compared to the latter part of 2009. The Company hopes to mitigate the impact of these cost increases through sales price increases. The effect of these higher raw material prices on our cost of sales will increase gradually over the second quarter and third quarter of 2010.”

“Industry-wide production of travel trailer and fifth-wheel RVs has increased substantially in each of the last eight months,” said Zinn. “In the first seven months of 2009, dealer inventories of travel trailers and fifth-wheel RVs declined by an estimated 30,000 units. Since then, it appears that dealers have added to their inventories, causing towable RV production levels throughout the RV industry to increase. Of course, retail demand is the key to a sustained recovery, and while the data on retail sales from November 2009 through February 2010 was mixed, we are encouraged by the consistent, albeit anecdotal, reports of improved retail demand starting in March 2010.”

“We are also excited about our customers’ response to our new RV products,” said Jason Lippert. “Many of our newer, proprietary products are designed to enhance the comfort, convenience, and enjoyment of the RV user. For example, we have introduced more attractive and more secure RV entry doors, more effective leveling devices, easier to use and safer couplers for connecting the towable RV to the towing vehicle, and more appealing window designs, among other products. In addition, we recently acquired several exciting new patent-pending products, including an innovative slide-out mechanism which is easier to use, self-adjusting and lighter, and should reduce warranty costs.”

“While industry-wide production of RVs has increased, production in the manufactured housing industry has continued to decline, partly due to the scarcity of retail financing, and continued reductions in inventory by dealers,” said Scott Mereness, Executive Vice President and COO of Lippert Components and Kinro. “However, despite the severe conditions in the manufactured housing industry, Drew has remained profitable in this segment by carefully controlling costs and expanding our product line.”

Because of the seasonality of the RV and manufactured housing industries, historically, the Company’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because increases in RV dealer inventories caused industry production levels to increase in the 2010 first quarter, the typical seasonal industry trends may not occur in 2010.

“The RV industry went through a very difficult period in 2008 and early 2009, and our management team had to make a lot of tough decisions,” said Jason Lippert, “including letting a lot of good people go. But because of those steps, we stayed financially strong, which benefits both our stockholders and our customers.”

“In the first quarter, we were able to use our strong balance sheet to expand our product lines and increase our market share in several product categories, and we continue to seek expansion opportunities to put our resources to work,” said Zinn. “At March 31, 2010, we had no debt and nearly $52 million in cash and secure short-term investments. We also continue to realize the benefit of the steps we have taken over the last four years to reduce costs and improve operating efficiencies. Management remains highly motivated to continue these efforts.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
•Towable RV steel chassis	•Aluminum windows and screens
•Towable RV axles and suspension solutions	•Chassis components
•RV slide-out mechanisms and solutions	•Furniture and mattresses
•Thermoformed bath, kitchen and other products	•Entry and baggage doors
•Toy hauler ramp doors	•Entry steps
•Manual, electric and hydraulic stabilizer and lifting systems	•Other towable accessories

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

In view of the increased significance of future amortization expense due to recent acquisitions, our segment reporting has been revised to include amortization expenses in the operating results of each segment, rather than reporting them separately. Prior period segment results have been reclassified to conform to the new presentation.

The RV Segment represented 85 percent of the Company’s consolidated net sales in the first quarter of 2010, up from 74 percent in the 2009 first quarter. In the 2010 first quarter, more than 90 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes and specialty trailers.

“RV Segment net sales in the first quarter of 2010 increased 138 percent over the depressed levels in the 2009 first quarter,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “Our sales increase was more than the 99 percent increase in industry-wide wholesale shipments, mostly because of an increase in our content per travel trailer and fifth-wheel RV produced during the 2010 first quarter compared to the first quarter of 2009, and, to a lesser extent, an increase in sales of components for utility trailers and mid-size buses. The increase in our RV content this quarter may have been partly due to an increase in inventories of our products held by our RV customers, which may not continue in future quarters. Our content per travel trailer and fifth-wheel RV for the 12 months ended March 2010, which is more stable than the quarterly content, reached approximately $2,200, compared to about $1,900 for the 12 months ended March 2009, an increase of 16 percent.”

Segment operating profit in the 2009 first quarter included $2.9 million of extra expenses related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory and tooling. “The increase in RV Segment operating profit over last year excluding the extra expenses was about what we would typically expect on the $72 million increase in net sales,” continued Giordano.

“Our continuing efforts over the past four years to consolidate facilities and improve operating efficiencies have certainly paid off,” said Jason Lippert. “Most recently, in the fourth quarter of 2009, we closed one of our California plants and moved that production to Oregon. This was a complicated and costly move, but we are quickly seeing the benefits through reduced labor, freight and other operating costs, while still providing exceptional service to our customers. We will continue to pursue these types of operational improvements, which can have a big impact on the bottom line.”

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:
•Vinyl and aluminum windows and screens	•Steel chassis
•Thermoformed bath and kitchen products	•Steel chassis parts
•Entry doors	•Axles

Drew reported first quarter 2010 net sales of $22 million for its Manufactured Housing Segment, or 15 percent of consolidated net sales. This represented a 17 percent increase over the $19 million in net sales reported in the comparable period in 2009, largely as a result of new products and increased sales of replacement components in the aftermarket. The Company’s content in the average manufactured home produced in the 12 months ended March 2010 was estimated to be $1,400, compared to approximately $1,475 for the 12 months ended March 2009. However, content for the 12 months ended March 2010 was higher than the approximate $1,375 for the 12 months ended December 2009. Industry-wide production of manufactured homes declined by an estimated 3 percent compared to the first quarter of 2009, the smallest decline in two years.

The improvement in segment operating profit in the first quarter of 2010 resulted largely from cost reductions and improved operating efficiencies, and to a lesser extent, the $3 million increase in net sales. In addition, segment operating profit in the 2009 first quarter included $0.6 million of extra expenses related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory.

“While there has yet to be any sign of improvement in the hard-hit manufactured housing industry, we remain profitable in this segment, and we believe our expanded product line and cost controls will enable us to continue to out-perform the industry,” said Zinn. “I also continue to believe that, as the economy recovers and credit markets continue to improve, the manufactured housing industry is likely to benefit from increased consumer demand for more affordable housing.”

Balance Sheet and Other Items
“We continued to generate significant operating cash flow in the first quarter of 2010. Even though we invested $21 million of cash in acquisitions, our cash and secure short-term investments were nearly $52 million at March 31, 2010, only $14 million less than our balance at the end of 2009,” said Giordano. “With no debt and significant cash balances, we remain well-positioned to continue to take advantage of growth opportunities.”

Accounts receivable at March 31, 2010 doubled compared to last March, consistent with the increase in sales. However, accounts receivable balances remain current, with only 19 days sales outstanding at March 31, 2010. Inventory balances at March 31, 2010 were $13 million less than at March 31, 2009, despite the increase in sales, and finished goods on hand represented less than a two-week supply. Accounts payable at March 31, 2010 was $12 million higher than a year earlier, primarily because last year management significantly reduced purchases during the quarter in an effort to decrease inventories.

Goodwill and other intangible assets increased by $8 million and $23 million, respectively, during the quarter, primarily as a result of the two completed acquisitions. The $11 million increase in other long-term liabilities since the end of 2009 is largely the estimated future earn-outs related to these acquisitions.

Capital expenditures were $1.2 million in the 2010 first quarter, while depreciation and amortization aggregated $4.0 million. Preliminary estimates for 2010 are that capital expenditures will be $6 million to $8 million for the full year, and that depreciation and amortization will be approximately $17 million.

Non-cash stock-based compensation was $1.0 million in the first quarter of 2010, and preliminary estimates are that stock-based compensation will be $4 million to $5 million for the full year.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its first quarter 2010 earnings conference call on the Company’s website, www.drewindustries.com on Monday, May 3, 2010 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 13774583. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 24 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Three Months Ended
	March 31,		Last Twelve
(In thousands, except per share amounts)	2010	2009	Months

Net sales	$146,217	$71,019	$473,037
Cost of sales	112,558	65,193	366,494
Gross profit	33,659	5,826	106,543
Selling, general and administrative expenses	21,231	17,250	73,470
Goodwill impairment	-	45,040	-
Other (income)	-	(200)	(38)
Operating profit (loss)	12,428	(56,264)	33,111
Interest expense, net	226	200	815
Income (loss) before income taxes	12,202	(56,464)	32,296
Provision (benefit) for income taxes	4,874	(19,762)	12,319
Net income (loss)	$7,328	$(36,702)	$19,977

Net income (loss) per common share:
Basic	$0.33	$(1.70)	$0.91
Diluted	$0.33	$(1.70)	$0.91

Weighted average common shares outstanding:
Basic	22,102	21,643	21,922
Diluted	22,248	21,643	22,046

Depreciation and amortization	$3,994	$5,070	$17,392
Capital expenditures	$1,190	$530	$3,767

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2010	2009

Net sales:
RV Segment	$124,362	$52,280
MH Segment	21,855	18,739
Total net sales	$146,217	$71,019

Operating profit (loss):
RV Segment	$12,883	$(5,863)
MH Segment	1,566	(2,181)
Total segment operating profit (loss)	14,448	(8,044)
Corporate	(1,926)	(1,560)
Goodwill impairment	-	(45,040)
Other items	(95)	(1,620)
Total operating profit (loss)	$12,428	$(56,264)

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	March 31,		December 31,
(In thousands, except ratios)	2010	2009	2009

Current assets
Cash and cash equivalents	$41,733	$14,326	$52,365
Short-term investments	9,997	-	12,995
Accounts receivable, trade, less allowances	34,608	17,141	12,541
Inventories	61,813	75,098	57,757
Prepaid expenses and other current assets	14,439	18,470	13,793
Total current assets	162,590	125,035	149,451
Fixed assets, net	78,962	86,813	80,276
Goodwill	7,673	-	-
Other intangible assets	62,076	41,430	39,171
Deferred taxes	16,532	14,922	16,532
Other assets	2,699	6,402	2,635
Total assets	$330,532	$274,602	$288,065

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$-	$4,602	$-
Accounts payable, accrued expenses and other current liabilities	58,979	37,249	35,707
Total current liabilities	58,979	41,851	35,707
Long-term indebtedness	-	1,825	-
Other long-term obligations	19,083	7,387	8,243
Total liabilities	78,062	51,063	43,950
Total stockholders’ equity	252,470	223,539	244,115
Total liabilities and stockholders’ equity	$330,532	$274,602	$288,065

Current ratio	2.8	3.0	4.2
Total indebtedness to stockholders’ equity	-	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$7,328	$(36,702)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	3,994	5,070
Deferred taxes	-	(15,660)
(Gain) loss on disposal of fixed assets and other non-cash items	(50)	584
Stock-based compensation expense	988	1,363
Goodwill impairment	-	45,040
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(22,059)	(9,228)
Inventories	(3,961)	18,836
Prepaid expenses and other assets	(730)	(847)
Accounts payable, accrued expenses and other liabilities	23,152	(82)
Net cash flows provided by operating activities	8,662	8,374

Cash flows from investing activities:
Capital expenditures	(1,190)	(530)
Acquisition of businesses	(21,400)	-
Proceeds from sales of fixed assets	266	65
Purchase of short-term investments	(1,999)	-
Proceeds from sales of short-term investments	5,000	-
Other investing activities	(10)	(2)
Net cash flows used for investing activities	(19,333)	(467)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	5,775
Repayments under line of credit and other borrowings	-	(8,031)
Exercise of stock options	39	-
Other financing activities	-	(17)
Net cash flows provided by (used for) financing activities	39	(2,273)

Net (decrease) increase in cash	(10,632)	5,634
Cash and cash equivalents at beginning of period	52,365	8,692
Cash and cash equivalents at end of period	$41,733	$14,326

DREW INDUSTRIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP INFORMATION
(unaudited)

During the three months ended March 31, 2009, the Company recorded “extra” expenses resulting primarily from plant closings, staff reductions, increased bad debts, and obsolete inventory and tooling. These expenses were largely due to the unprecedented conditions in the RV and manufactured housing industries. In addition, the Company recorded charges for goodwill impairment during the first quarter of 2009. The Company did not incur any similar expenses in the first quarter of 2010.

The following table reconciles cost of sales, selling, general and administrative expenses, goodwill impairment, operating loss, net loss and net loss per diluted share for the three months ended March 31, 2009 to these same items before the “extra” expenses and charges for goodwill impairment. The Company finds this information useful in analyzing and reviewing the results of operations. These tables are intended to provide investors with this information on the Company’s results of operations before the “extra” expenses and charges for goodwill impairment to provide comparability between the three month periods ended March 31, 2010 and 2009.

(In thousands)	Three Months Ended March 31, 2009
	GAAP	Adjustments	Non-GAAP
Cost of sales	$65,193	$2,555	$62,638
Selling, general and administrative expenses	$17,250	$2,374	$14,876
Goodwill impairment	$45,040	$45,040	$-
Operating loss	$(56,264)	$49,969	$(6,295)
Net loss	$(36,702)	$32,387	$(4,315)
Net loss per diluted share	$(1.70)	$1.50	$(0.20)

The following table reconciles RV Segment and MH Segment operating loss, goodwill impairment, other items, and operating loss for the three months ended March 31, 2009 to these same items before the “extra” expenses and charges for goodwill impairment. The Company finds this information useful in analyzing and reviewing the results of operations. These tables are intended to provide investors with this information on the Company’s results of operations before the “extra” expenses and charges for goodwill impairment to provide comparability between the three month periods ended March 31, 2010 and 2009.

(In thousands)	Three Months Ended March 31, 2009
	GAAP	Adjustments	Non-GAAP
RV Segment operating loss	$(5,863)	$2,936	$(2,927)
MH Segment operating loss	$(2,181)	$609	$(1,572)
Goodwill impairment	$(45,040)	$45,040	$-
Other items	$(1,620)	$1,384	$(236)
Operating loss	$(56,264)	$49,969	$(6,295)

DREW INDUSTRIES INCORPORATED
RECLASSIFIED SEGMENT RESULTS
(unaudited)

Effective with the first quarter of 2010, amortization of intangibles has been included as part of segment operating (loss) profit. The segment disclosures from 2009 and 2008 have been reclassified to conform to the current year presentation.

	Three Months Ended
(In thousands)	March 31,	June 30,	September 30,	December 31,	Year Ended December 31,
	2009	2009	2009(1)	2009(1)	2009	2008
Operating (loss) profit:
RV Segment	$(5,863)	$5,148	$10,205	$6,170	$15,660	$24,615
MH Segment	(2,181)	1,593	2,397	1,407	3,216	10,290
Total segment operating (loss) profit	(8,044)	6,741	12,602	7,577	18,876	34,905
Corporate	(1,560)	(1,618)	(1,752)	(1,612)	(6,542)	(7,436)
Goodwill impairment	(45,040)	-	-	-	(45,040)	(5,487)
Other items	(1,620)	(930)	463	(788)	(2,875)	(2,084)
Operating (loss) profit	$(56,264)	$4,193	$11,313	$5,177	$(35,581)	$19,898

(1)
Subsequent to the issuance of the Company’s fourth quarter and full-year 2009 earnings release, the Company reclassified certain sales and the corresponding operating profits for the second half of 2009, between its MH Segment and RV Segment. This reclassification increased the 2009 RV Segment sales by $4.9 million and RV Segment operating profit by $0.4 million, with corresponding declines in the results of the MH Segment.